Exhibit 99.1

For Release:

Monday, November 5, 2007

4:00 p.m. Eastern

HouseValues Announces Third Quarter Results

KIRKLAND, Wash. – November 5, 2007– HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended September 30, 2007 that demonstrate the benefits of the cost reduction measures that the company announced on July 31.

“In a quarter that saw existing home sales hit their lowest level since 1999, HouseValues again demonstrated both its commitment and ability to manage the business to the environment” said HouseValues CEO Ian Morris. “The down real estate market is creating attractive opportunities to enhance our leadership position by making strategic investments in our customers, our products and our future.”

Prior period results have been restated to reflect continuing operations consistent with the company’s decision announced earlier this year to discontinue its mortgage lead business. Results from continuing operations are as follows:

•	Revenue was $13.8 million for the third quarter of 2007, compared to $21.1 million for the third quarter of 2006.

•	Total expenses decreased to $16.4 million from $22.0 million in the third quarter of 2006.

•	Net loss was $0.9 million compared to a net loss of $0.5 million in the third quarter of 2006.

•	Adjusted EBITDA — was $0.5 million compared to $1.6 million in the third quarter of 2006.

•	Loss per diluted share was $0.04, compared to loss per diluted share of $0.02 in the third quarter of 2006.

Total expenses and Adjusted EBITDA for the third quarter include $0.4 million in severance and $0.1 million to reimburse a government grant. Total expenses and net loss for the third quarter include a $1.2 million impairment charge related to the closure of the Yakima facility. Cost reduction measures effective on July 31, 2007 are expected to provide approximately $9 million in annualized savings on operating expense structure, while retaining the company’s ongoing investments in products, customers and the ability to target its most profitable markets.

On a sequential quarter basis results from continuing operations are as follows:

•	Revenue was $13.8 million in the third quarter of 2007 compared to $16.0 million in the second quarter of 2007.

•	Total expenses of $16.4 million in the third quarter compared to $17.1 million in the second quarter.

•	Adjusted EBITDA of $0.5 million in the third quarter compared to $0.9 million in the second quarter which included a $0.4 million one-time benefit.

Revenue declined due to fewer customers and lower average revenue per customer. The company believes that agents reduced their investments in marketing as transaction volumes continued to slow in many major markets.

Customers with two or more years of tenure on the HouseValues system once again increased in the third quarter.

Share Purchase Update

During the third quarter HouseValues acquired 250,000 shares of its common stock, reflecting management’s continued confidence in the company’s long-term prospects. Up to an additional 1.75 million shares may be acquired under the company’s current share purchase program.

HouseValues ended the third quarter with $74 million in cash, cash equivalents and short term investments. The company considers its strong balance sheet to be a strategic asset that it intends to deploy opportunistically to enhance shareholder value.

Acquisition Broadens Market Opportunity and Customer Base

Separately, HouseValues today announced the acquisition of Realty Generator LLC, a leading provider of marketing and technology solutions to real estate brokerage companies. Realty Generator enables brokerage companies to dramatically increase both their revenue and their bottom line while providing them with a comprehensive internet marketing system for cultivating their leads and managing their real estate business. HouseValues expects the acquisition of Realtor Generator to be accretive to 2008 Adjusted EBITDA.

Conference Call

HouseValues will host a conference call and live Webcast to discuss these financial results at 4:30 p.m. Eastern time. To listen to the live conference call, please dial 913-312-0391. A live webcast of the call will be available from the Investor Relations section of the company's Web site at http://www.housevaluesinc.com. An audio replay of the call will also be available to investors beginning at 7:30 p.m. ET on November 5 through 11:59 p.m. on November 12 by dialing 719-457-0820 and entering the passcode 9408093#.

Forward Looking Statements

This release contains forward looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words

“believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s 2006 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA from continuing operations is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before impairment of long-lived assets, results of discontinued operations, net interest, income taxes, depreciation, amortization, and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net (loss) income, the most comparable GAAP measure, to Adjusted EBITDA from continuing operations.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	September 30, 2007	June 30, 2007	September 30, 2006
Net (loss) income	$(875)	$(167)	$(1,463)
Less
Interest income, net	(883)	(751)	(717)
Add
Loss on impairment of long-lived assets	1,200	0	0
(Gain) loss on discontinued operations	(74)	(119)	942
Depreciation and amortization of property and equipment from continuing operations	1,280	1,354	1,559
Amortization of intangible assets from continuing operations	16	16	68
Stock-based compensation from continuing operations	646	724	900
Income tax benefit from continuing operations	(800)	(112)	351

Adjusted EBITDA from continuing operations	$510	$945	$1,640

About HouseValues Inc.

Founded in 1999, HouseValues, Inc. (NASDAQ: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company's flagship consumer products include HomePages.com(TM), a lifestyle and neighborhood-centric home buying and selling service; HouseValues.com(R), a service that provides home sellers with market valuations of their current home; and JustListed.com(TM), a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

Investor Contact:

Mark Lamb

Director of Investor Relations

HouseValues Inc.

425.952.5801

markl@housevalues.com

Press Contact:

Hugh Siler

Siler & Company for HouseValues Inc.

949.646.6966

hugh@silerpr.com

#FINANCIAL STATEMENTS FOLLOW#

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues	$13,797	$21,091	$47,619	$66,676
Expenses:
Sales and marketing (1)	8,946	14,463	31,574	42,013
Technology and product development (1)	2,123	2,700	7,420	8,064
General and administrative (1)	2,864	3,188	9,431	9,241
Impairment of long-lived assets	1,200	—	1,200	—
Depreciation and amortization of property and equipment	1,280	1,559	4,047	3,689
Amortization of intangible assets	16	68	427	494

Total expenses	16,429	21,978	54,099	63,501

(Loss) income from operations	(2,632)	(887)	(6,480)	3,175
Interest income, net	883	717	2,220	2,011

(Loss) income before income tax expense	(1,749)	(170)	(4,260)	5,186
Income tax (benefit) expense	(800)	351	(1,857)	1,148

Net (loss) income from continuing operations	(949)	(521)	(2,403)	4,038
Discontinued operations
Gain (loss) from operations of discontinued segment	113	(1,450)	240	(2,828)
Income tax expense (benefit)	39	(508)	83	(991)

Gain (loss) on discontinued operations	74	(942)	157	(1,837)

Net (loss) income	$(875)	$(1,463)	$(2,246)	$2,201

Net (loss) income per share:
Basic:
Continuing operations	$(0.04)	$(0.02)	$(0.10)	$0.16
Discontinued operations	$0.00	$(0.04)	$0.01	$(0.07)

Total	$(0.04)	$(0.06)	$(0.09)	$0.09

Diluted:
Continuing operations	$(0.04)	$(0.02)	$(0.10)	$0.15
Discontinued operations	$0.00	$(0.04)	$0.01	$(0.07)

Total	$(0.04)	$(0.06)	$(0.09)	$0.08

Number of shares used in per share calculations for continuing operations:
Basic	24,542	25,404	24,528	25,713

Diluted	24,542	25,404	24,528	27,081

(1) Stock-based compensation is included in the expense line items above in the following amounts:
	2007	2006	2007	2006
Sales and marketing	$150	$192	$502	$693
Technology and product development	49	155	311	503
General and administrative	447	553	1,791	1,683
Discontinued operations	—	56	19	225

	$646	$956	$2,623	$3,104

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$34,184	$49,376
Short-term investments	40,260	28,400
Accounts receivable, net of allowance of $40 and $161	41	416
Prepaid expenses and other assets	1,782	1,747
Deferred income taxes	1,957	1,643
Prepaid income taxes	980	2,254

Total current assets	79,204	83,836
Property and equipment, net of accumulated depreciation of $12,642 and $8,803	8,538	11,469
Goodwill	3,605	3,605
Intangible assets, net of accumulated amortization of $2,243 and $2,439	201	626
Deferred income taxes and other noncurrent assets	2,649	1,826

Total assets	$94,197	$101,362

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$971	$3,201
Accrued compensation and benefits	1,878	3,185
Accrued expenses and other current liabilities	2,526	5,057
Deferred rent, current portion	289	289
Deferred revenue	434	1,141

Total current liabilities	6,098	12,873
Deferred rent, less current portion	815	1,094
Note payable	1,840	1,742

Total liabilities	8,753	15,709
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,449,938 and 24,410,843 shares at September 30, 2007 and December 31, 2006, respectively	65,252	63,215
Retained earnings	20,192	22,438

Total shareholders’ equity	85,444	85,653

Total liabilities and shareholders’ equity	$94,197	$101,362

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(2,246)	$2,201
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	4,047	3,689
Amortization of intangible assets	427	1,063
Stock-based compensation	2,623	3,104
Excess tax benefit from exercises of stock options	(65)	—
Deferred income tax benefit	(1,099)	(1,066)
Impairment to long-lived assets	1,200	0
Changes in certain assets and liabilities
Accounts receivable	375	103
Prepaid expenses and other assets	(755)	770
Prepaid income taxes	950	(188)
Other noncurrent assets	(38)	—
Accounts payable	(1,395)	118
Accrued compensation and benefits	(1,307)	(662)
Accrued expenses and other current liabilities	(2,449)	1,391
Deferred rent	(279)	(243)
Deferred revenue	(707)	(140)

Net cash (used in) provided by operating activities	(718)	10,140

Cash flows from investing activities:
Purchases of short-term investments	(22,645)	(5,000)
Sales of short-term investments	10,785	2,065
Purchases of property and equipment	(2,330)	(7,235)
Additions to intangible assets	(14)	(48)
Acquisition of SOAR Solutions, Inc., net of cash acquired	—	(1,287)

Net cash used in investing activities	(14,204)	(11,505)

Cash flows from financing activities:
Proceeds from exercises of stock options and warrants	633	1,070
Excess tax benefit from exercises of stock options	65	502
Purchase and retirement of common stock	(968)	(9,107)

Net cash provided by financing activities	(270)	(7,535)

Net decrease in cash and cash equivalents	(15,192)	(8,900)
Cash and cash equivalents at beginning of period	49,376	59,234

Cash and cash equivalents at end of period	$34,184	$50,334